                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant /X/
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a - 11(c) or Rule 14a - 12


                          ARVIDA/JMB PARTNERS, L.P.
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                (Name of Registrant as Specified in its Charter)

                       RALEIGH CAPITAL ASSOCIATES L.P.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         LIMITED PARTNERSHIP INTERESTS AND ASSIGNEE INTERESTS THEREIN
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     (2) Aggregate number of securities to which transaction applies:

                                     N/A
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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
                                                    PRELIMINARY CONSENT MATERIAL
                                                          OCTOBER 17, 1996


                       RALEIGH CAPITAL ASSOCIATES L.P.
                      100 JERICHO QUADRANGLE, SUITE 214
                         JERICHO, NEW YORK 11735-2717



Dear Fellow Investor:

       Raleigh Capital Associates L.P. is the largest investor in Arvida/JMB Partners, L.P., owning approximately 20% of the Partnership's outstanding Units. Recent actions by the current and original General Partner (the "Syndicator General Partner") have caused Raleigh to become extremely concerned about the continued financial viability of the Partnership. AS A FELLOW INVESTOR, WE THINK YOU TOO SHOULD BE CONCERNED. After years of abysmal performance as the manager of your investment, the Syndicator General Partner has now embarked on a strategy of self-preservation and self- enrichment at our mutual expense. By hastily agreeing to grant restrictive and "above market" loan terms, the Syndicator General Partner will unnecessarily cost the Partnership tens of millions of extra dollars. The Syndicator General Partner is trying desperately to prevent its removal in order to ensure its continued enrichment. THIS IS YOUR MONEY! DON'T LET THEM DO IT. VOTE WITH RALEIGH IMMEDIATELY TO REMOVE THE SYNDICATOR GENERAL PARTNER AND REPLACE IT WITH RALEIGH REALTY MANAGEMENT L.P., A NEW GENERAL PARTNER WHO WILL PROTECT YOUR INTEREST.

       WHY REMOVAL? Since formation of the Partnership, the Syndicator General Partner group, having invested a mere $2,000, has paid itself more than $119 million in fees, distributions and other disbursements from the Partnership.
In 1995 alone, such payments aggregated $7.7 million versus the $5.4 million distributed to Investors. The Syndicator General Partner group now intends to complete a $160 million financing, of which $8 million will be paid to it tax-free. Through a variety of cleverly disguised "poison-pill" provisions, the loan effectively secures the Syndicator General Partner group's continued receipt of enormous payments through June 2002. MORE IMPORTANTLY, THE SYNDICATOR GENERAL PARTNER HAS THE NERVE TO PURSUE THIS SELF-ENTRENCHING AND SELF-ENRICHING TRANSACTION WITHOUT YOUR CONSENT!

       WHY DID THE SYNDICATOR GENERAL PARTNER AGREE TO SUCH A LOAN? We believe the Syndicator General Partner negotiated this "sweetheart" loan in haste with one of its former partners as an eleventh-hour attempt to thwart Raleigh's prior tender offer for Units. If Raleigh acquired a substantial block of Units, the Syndicator General Partner would be at risk of being removed if it continued its self-enriching management practices. Thus, in response to the Raleigh tender offer, the Syndicator General Partner ignored its fiduciary duty to you and pursued an unholy trade with its former business partner:
exorbitant and excessive above-market loan terms in exchange for securing its continued role as manager and general partner of your Partnership. Ask yourself, why the Syndicator General Partner:

       o Agreed to have the Partnership pay the Syndicator General Partner's former partner up to $4.4 million if better financing could be obtained?

       o Rejected Raleigh's offer to seek better financing at no cost to the Partnership?

       o Agreed to a loan which it acknowledged in a letter to Investors would make the Partnership highly leveraged and put at risk future distributions to Investors?

       WHO CARES ABOUT THE INTERESTS OF INVESTORS? Raleigh does. As the largest Unitholder with over $37 million invested in the Partnership, our interests -- and not those of the Syndicator General Partner with a $2,000 investment -- are clearly closely aligned with yours. As the new general partner, Raleigh Realty Management intends to immediately reject this loan transaction. Furthermore, as evidence of its intention to operate the Partnership for the benefit of Investors, Raleigh Realty Management has voluntarily agreed to limit its own distributions, give Investors a voice in significant decisions and reduce Partnership expenses.

       WHO IS RALEIGH REALTY MANAGEMENT? Raleigh Realty Management is comprised of affiliates of some of the most successful financial investors and real estate developers in Florida and the United States: Westbrook Partners, L.L.C., one of the largest purchasers of master planned communities in the United States; Lennar Corporation, the largest homebuilder in Florida; Apollo Real Estate Advisors, a leading real estate investment firm; and Zephyr Partners, an affiliate of American Real Estate Partners, L.P., a prominent public company specializing in real estate acquisition, management and development and Bayswater Realty & Capital Corp., a leading residential builder and developer in the New York metropolitan area.

       WHAT HAS RALEIGH DONE? In addition to funding this Consent Solicitation and assembling an experienced replacement general partner, Raleigh has commenced a lawsuit against the Syndicator General Partner and others seeking, among other things, to enjoin this self-interested loan transaction. In response to such lawsuit, the Syndicator General Partner has agreed that it will not close the loan pending a hearing on Raleigh's motion for a preliminary injunction scheduled for November 21, 1996.

       WHAT CAN YOU DO? Protect your investment! JOIN WITH US. SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED GREEN CONSENT CARD TO THE ADDRESS INDICATED. Your consent is important. No matter how many Units you own, Raleigh urges you to vote FOR the proposal more fully described in the enclosed Consent Statement.


                                            Very truly yours,



                                            -----------------------------------
                                            Michael L. Ashner
October __, 1996                            President, Raleigh GP Corp.

                                                    PRELIMINARY CONSENT MATERIAL
                                                          OCTOBER 17, 1996


                       RALEIGH CAPITAL ASSOCIATES L.P.
                      100 JERICHO QUADRANGLE, SUITE 214
                         JERICHO, NEW YORK 11735-2717

                       -------------------------------

                              CONSENT STATEMENT
                            TO HOLDERS OF UNITS IN
                          ARVIDA/JMB PARTNERS, L.P.

                     SOLICITATION OF WRITTEN CONSENTS TO
             REMOVE AND REPLACE THE SYNDICATOR GENERAL PARTNER OF
                          ARVIDA/JMB PARTNERS, L.P.

                               October __, 1996

                       -------------------------------


       This consent statement (the "Consent Statement") is being furnished to holders ("Investors") of limited partnership interests and assignee interests therein (together, "Units") of Arvida/JMB Partners, L.P. (the "Partnership") in connection with the solicitation by Raleigh Capital Associates L.P. ("Raleigh") of written consents to remove and replace Arvida/JMB Managers, Inc. (the "Syndicator General Partner") as general partner of the Partnership (as more fully described below, the "Consent Solicitation"). The proposal (the "Proposal") to which this Consent Solicitation relates is set forth in its entirety under "THE PROPOSAL" below. This Consent Statement and the enclosed GREEN consent card are first being furnished to Investors on or about October __, 1996.

       THE PROPOSAL PROVIDES FOR (1) THE REMOVAL OF THE CURRENT AND ORIGINAL SYNDICATOR GENERAL PARTNER, WHICH SINCE 1987 HAS BEEN PAID OVER $119 MILLION FROM THE PARTNERSHIP (COMPARED TO THE MINIMAL AND SPORADIC AMOUNTS PAID TO INVESTORS), AND WHICH NOW INTENDS TO HAVE THE PARTNERSHIP BORROW $160 MILLION ON UNNECESSARILY ONEROUS AND COSTLY TERMS FROM A FORMER BUSINESS PARTNER IN ORDER TO FURTHER ENTRENCH ITSELF IN ITS LUCRATIVE POSITION AS THE SYNDICATOR GENERAL PARTNER, AND (2) THE REPLACEMENT OF THE SYNDICATOR GENERAL PARTNER WITH RALEIGH REALTY MANAGEMENT L.P. ("RALEIGH REALTY MANAGEMENT"), A RALEIGH AFFILIATE WHICH IS COMPRISED OF SOME OF THE MOST SUCCESSFUL FINANCIAL INVESTORS AND DEVELOPERS OF REAL ESTATE IN FLORIDA AND THE UNITED STATES.

       The Syndicator General Partner has attempted to persuade Investors that the proposed financing (the "Starwood Financing") is in their best interest by focusing Investors, cash starved after years of minimal distributions due to the Syndicator General Partner's abysmal management, on a proposed $350 per Unit cash distribution that would result from the Starwood Financing. DON'T BE FOOLED. The Starwood Financing would also result in at least an $8 million cash distribution to the Syndicator General Partner and its affiliates as well as restrict and potentially eliminate future cash distributions to Investors, but not impair the Syndicator General Partner group's ability to continue to receive enormous fees. The Syndicator General Partner has also summarily rejected and not communicated to you a recent offer made to it by Raleigh which offered Investors either (a) $500 per Unit in cash or (b) $400 per Unit in cash and a publicly traded security which would be worth at least $125 per Unit.

       Raleigh currently owns nearly 20% of the outstanding Units in the Partnership, all of which will be voted in favor of the Proposal. INVESTORS ARE BEING ASKED TO CONSENT TO THE PROPOSAL BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED GREEN CONSENT CARD. At such time as Raleigh receives unrevoked written consents representing at least a majority of the Units outstanding, Raleigh will deliver such written consents to the Syndicator General Partner and seek to effect the Proposal.

       The Syndicator General Partner may provide you with additional materials which are intended to dissuade you from granting your written consent to the Proposal. In that regard, we urge you to read this Consent Statement carefully (see "REASONS FOR THE PROPOSAL"), and ask yourself the following:

       o      Are you happy with the performance of your investment to date?

       o Who has greater concern for your investment -- a partner with $37 million invested in the Partnership or a promoter with a $2,000 investment?

       o If the Starwood Financing was the best financing available, why did the Syndicator General Partner agree to pay the lender, one of its former partners, up to $4.4 million if more favorable financing was obtained? And why did it refuse Raleigh's offer to seek more favorable financing at no cost to the Partnership?

After you've answered these questions, decide for yourself who will act in the best interest of Investors.

       YOUR CONSENT IS IMPORTANT. No matter how many Units you own, Raleigh urges you to VOTE FOR THE PROPOSAL by signing, dating and promptly returning the enclosed GREEN consent card in the postage prepaid, self-addressed envelope enclosed for your convenience.

       If you have any questions or need assistance, please call The Herman Group, Inc., which is assisting in this Consent Solicitation, toll-free at
(800) 992-6146.

                               TABLE OF CONTENTS


                                                                                       Page
                                                                                       ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

REASONS FOR THE PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

RALEIGH REALTY MANAGEMENT'S QUALIFICATIONS AND
  EXPERIENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

COMMITMENTS OF RALEIGH REALTY MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . .   9

BACKGROUND OF THE PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

THE STARWOOD LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

THE PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

THE PARTNERSHIP'S BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

CONSENT PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

       MAILING AND RECORD DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

       REVOCATION OF WRITTEN CONSENTS   . . . . . . . . . . . . . . . . . . . . . . .  18

       REQUIRED INVESTOR CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  18

       AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SOLICITATION EXPENSES AND RELATED MATTERS . . . . . . . . . . . . . . . . . . . . . .  19

SCHEDULE I -  GENERAL PARTNERS OF RALEIGH AND RALEIGH REALTY MANAGEMENT

                                    SUMMARY

       THE INFORMATION IN THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS CONSENT STATEMENT.

       REASONS FOR THE PROPOSAL

       Raleigh is soliciting consents to the Proposal to remove and replace the Syndicator General Partner in an effort to protect the investment of all Investors as well as its own substantial economic investment in the Partnership. Raleigh is the single largest owner of Units in the Partnership, owning approximately 20% of the outstanding Units, and has invested over $37 million in the Partnership. Raleigh believes that the Syndicator General Partner knew it was only a matter of time before it would be held accountable after years of poor performance in producing returns for Investors. Thus, the Syndicator General Partner has now embarked on a strategy of self-preservation and self-enrichment, in blatant disregard of the interests of Investors, by agreeing to the terms of the Starwood Financing.

       SINCE FORMATION OF THE PARTNERSHIP IN 1987, THE SYNDICATOR GENERAL PARTNER AND ITS AFFILIATES, WHO INVESTED A MERE $2,000 IN THE PARTNERSHIP, HAVE BEEN PAID MORE THAN $119 MILLION FROM THE PARTNERSHIP, COMPARED TO THE MINIMAL AND SPORADIC AMOUNTS PAID TO INVESTORS, WHO INVESTED $400 MILLION IN THE PARTNERSHIP. THE SYNDICATOR GENERAL PARTNER IS NOW, AT THE EXPENSE OF INVESTORS, PREPARED TO CAUSE THE PARTNERSHIP TO BORROW OVER $160 MILLION FROM ITS FORMER PARTNER, ON TERMS WHICH ARE UNNECESSARILY BURDENSOME AND UNFAVORABLE TO THE PARTNERSHIP, AND WHICH WOULD ENTRENCH THE SYNDICATOR GENERAL PARTNER IN ITS LUCRATIVE POSITION FOR THE REMAINING LIFE OF THE PARTNERSHIP. For a more detailed description of such self-interested dealings, see "REASONS FOR THE PROPOSAL."

       RALEIGH IS SEEKING TO IMMEDIATELY REMOVE THE SYNDICATOR GENERAL PARTNER AND REPLACE IT WITH RALEIGH REALTY MANAGEMENT, A RALEIGH AFFILIATE WHICH IS COMPRISED OF AFFILIATES OF SOME OF THE MOST SUCCESSFUL FINANCIAL INVESTORS AND DEVELOPERS OF REAL ESTATE IN FLORIDA AND THE UNITED STATES. SEE "RALEIGH REALTY MANAGEMENT'S QUALIFICATIONS AND EXPERIENCE." RALEIGH REALTY MANAGEMENT INTENDS TO REJECT THE PROPOSED FINANCING AND OTHERWISE ACT IN THE BEST INTEREST OF INVESTORS. IN THAT REGARD, RALEIGH REALTY MANAGEMENT HAS COMMITTED TO TAKE CONCRETE ACTIONS INTENDED TO INCREASE INVESTOR DISTRIBUTIONS, LIMIT THE NEW GENERAL PARTNER'S DISTRIBUTIONS, DECREASE PARTNERSHIP EXPENSES AND GIVE INVESTORS A VOICE ON SIGNIFICANT PARTNERSHIP DECISIONS. SEE "COMMITMENTS OF RALEIGH REALTY MANAGEMENT" FOR A COMPLETE DESCRIPTION OF THESE COMMITMENTS.

       The Syndicator General Partner has attempted to persuade Investors that the proposed Starwood Financing is in their best interest by focusing cash-starved Investors on a proposed $350 per Unit cash distribution that would result from such financing. DON'T BE FOOLED. The proposed financing would also result in an $8 million cash distribution to the Syndicator General Partner and its affiliates and would encumber the Partnership and its properties to such a degree that future cash distributions to Investors will be severely restricted and could be jeopardized in their entirety. Raleigh believes that the Syndicator General Partner's actions have been motivated by its desire to further entrench itself in an extremely lucrative position and that such actions have seriously threatened the Investors' investment in the Partnership.

       THE ILL-ADVISED STARWOOD FINANCING

       The Syndicator General Partner has arranged for the Starwood Financing with an affiliate of Barry Sternlicht, a former officer and partner of affiliates of the Syndicator General Partner. Mr. Sternlicht identified, analyzed and helped the Partnership negotiate its original acquisition of its properties from The Walt Disney Company in 1987, an acquisition which resulted in initial fees and special distributions to the Syndicator General Partner group of $40 million. When he left JMB Realty Corporation to form his own company, Mr. Sternlicht was the tenth largest equity holder in JMB Realty. Now, as a principal of the lender in the Starwood Financing,

Mr. Sternlicht is scheming with the Syndicator General Partner to improperly devalue the Partnership's investment in the properties. The terms of the Starwood Financing, which are onerous, burdensome and detrimental to the Partnership and Investors, include:

       o EXORBITANT INTEREST RATE. An exorbitant and costly interest rate, much higher than that presently available in the market for similar financings. With little effort, Raleigh has obtained an indication of interest for a comparable amount of financing from a prominent financial institution which would save the Partnership up to $25 million (or $62 per Unit) in total interest payments, including $4.4 million (in excess of $10 per Unit) in 1997 alone.

       o EXCESSIVE PENALTIES AND OBLIGATIONS. Excessive prepayment penalty and yield maintenance obligations, which will unnecessarily cost the Partnership approximately $30 million (or $75 per Unit).

       o LIMITATIONS ON REMOVAL RIGHTS. Substantial penalty payments to the lender if, without the lender's consent, Investors remove and replace the Syndicator General Partner, as they are entitled to do under the Partnership Agreement. Further, a fee of up to $1.6 million if the lender consents to the replacement of the Syndicator General Partner, but a self-dealing avoidance of such fee if the new general partner is an affiliate of the Syndicator General Partner. In so doing, the Syndicator General Partner, in contravention of the explicit provisions of the Partnership Agreement, has restricted your ability to remove it, thereby entrenching itself and preserving its lucrative fee income.

       o LENDER CONTROL. Provisions which effectively relinquish the Syndicator General Partner's obligations to Investors by giving the lender effective control of the Partnership, its operating and capital budgets, its business and marketing plans, and its cash distributions.

       o ADVERSE EFFECT ON FUTURE DISTRIBUTIONS. Loan terms which severely restrict, and may even prevent, any further distributions to Investors beyond the proposed one-time distribution of $350 per Unit (substantially below the value of each Unit and Raleigh's currently outstanding $500 per Unit tender offer discussed below). Prospectively, this could continue the past burden of taxable income exceeding cash distributions.

       o PREJUDICIAL "BREAK-UP" FEE. Payment to the lender of a penalty of up to $4.4 million if the Partnership obtains more favorable financing from another party, a provision which effectively grants the lender improper "lock-up" rights.

       o RISK OF DEFAULT. The exorbitant and costly interest rates and amortization of the Starwood Financing will produce a burdensome level of debt. Such debt, given the cyclical nature of the Partnership's real estate development business, risks default on the part of the Partnership and places the assets of the Partnership in jeopardy.

       In addition to commencing this Consent Solicitation, Raleigh has taken several steps to prevent the Starwood Financing. In August 1996, Raleigh offered to obtain superior financing for the Partnership on behalf of all Investors. The Syndicator General Partner rejected Raleigh's proposal outright in favor of pursuing its self-preservation and self- enrichment strategy. In September 1996, Raleigh proposed a negotiated merger transaction (the "Raleigh Merger Proposal") which would provide Investors with either (i) $500 per Unit in cash or (ii) at least $525 per Unit (comprised of $400 per Unit in cash plus a publicly traded security of the surviving entity which would be worth at least $125 per Unit). That proposal, which was conditioned upon the Starwood Financing not occurring, was also promptly rejected. Frustrated and concerned by the Syndicator General Partner's continuing rejection of more favorable alternatives, on September 27, 1996, Raleigh commenced an action in the Delaware Chancery Court against the Syndicator General Partner, its directors, the Starwood

Financing lender and Mr. Sternlicht, setting forth claims for breach of fiduciary duty and waste and seeking, among other things, to enjoin the Starwood Financing on behalf of the Partnership. See "THE STARWOOD LITIGATION" below.

       Such recent actions by the Syndicator General Partner, coupled with the Syndicator General Partner's track record for self-enrichment, self-entrenchment and poor management, have prompted Raleigh to commence this Consent Solicitation. Raleigh believes that the interests of all Investors will be imperiled if the Syndicator General Partner is not removed and replaced prior to the consummation of the Starwood Financing. See "REASONS FOR THE PROPOSAL" below.

       CERTAIN INFORMATION ABOUT RALEIGH REALTY MANAGEMENT AND RALEIGH

       Raleigh Realty Management is comprised of affiliates of Westbrook Partners, L.L.C. ("Westbrook"), Lennar Corporation ("Lennar"), Apollo Real Estate Advisors II, L.P. (together with its affiliated entities, "Apollo") and Zephyr Partners, an affiliate of American Real Estate Partners, L.P. ("AREP") and Bayswater Realty & Capital Corp. ("Bayswater") (collectively, the "Raleigh Principals"). The Raleigh Principals have extensive experience in managing real estate investment funds such as the Partnership as well as in real estate development and management. The Raleigh Principals also possess the requisite experience and integrity necessary to fulfill the fiduciary obligations owed by a general partner to its limited partners. Moreover, unlike the Syndicator General Partner, as an affiliate of a 20% Unitholder, Raleigh Realty Management and Investors will be aligned side by side with investors sharing the mutual objectives of maximizing the return on the investment of all Investors and increasing the value of the Units.

       Westbrook, one of the largest purchasers of land development companies in the country, currently has investments in 17 residential developments and has contracted to acquire a majority of the assets of one of the largest master planned community developers in the country. Lennar, one of the nation's largest homebuilders, is a diversified real estate company with total assets in excess of $1.7 billion and stockholders' equity in excess of $650 million. Lennar is the largest homebuilder in Florida, and has been the dominant player in the South Florida market for over 40 years. Apollo is a leading real estate investment firm which has invested over $650 million in transactions with a total capitalization in excess of $3 billion. Zephyr Partners is an affiliate of AREP, a $600 million publicly-traded limited partnership specializing in real estate acquisition, management and development, and of Bayswater, a leading residential builder and developer in the New York metropolitan area. For additional information on Raleigh Realty Management and each of its constituents, see "RALEIGH REALTY MANAGEMENT'S QUALIFICATIONS AND EXPERIENCE."

       As evidence of its alignment with fellow Investors, Raleigh Realty Management has committed to take the following concrete actions in the event it is elected as the new general partner of the Partnership:

       o Reduce Partnership administrative expenses by 50% by agreeing to limit administrative expense reimbursements to 50% of the amounts paid for the twelve months ended June 30, 1996, subject to increases for inflation.

       o Reduce management fees by at least 15% by agreeing, in the event Arvida Company is replaced as manager, to limit payments to the new manager to no more than 85% of the amounts paid for the twelve months ended June 30, 1996, subject to increases for inflation.

       o Limit distributions to Raleigh Realty Management until Investors have received their original investment.

       o Increase the voice of Investors in the Partnership by voluntarily giving them the right to vote on:

               (i)  The Partnership's liquidation strategy; and
              (ii)  Any major non-project related financing

       o Agree not to propose any new fees for Raleigh Realty Management or its affiliates.

       And finally, demonstrating our willingness to put our money at risk to protect your and our investment, Raleigh will (unlike the Syndicator General Partner) bear the costs of this Consent Solicitation without seeking any reimbursement from the Partnership.

See "COMMITMENTS OF RALEIGH REALTY MANAGEMENT" for a complete description of these commitments.

       On October 17, 1996, Raleigh commenced a new tender offer (the "Raleigh Tender Offer") for 100,000 Units at a price of $500 per Unit subject to the condition that the Starwood Financing not occur. Raleigh commenced the Raleigh Tender Offer because it believes that Investors who want to liquidate their investment in the Partnership will find the $500 per Unit cash purchase price an attractive one. This $500 per Unit cash purchase price is the same as the all cash portion of the Raleigh Merger Proposal proposed to but rejected by the Syndicator General Partner. Raleigh believes that the Units represent an attractive investment opportunity provided that the Starwood Financing does not occur. THIS CONSENT SOLICITATION IS NOT AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL UNITS. THE RALEIGH TENDER OFFER IS BEING MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, DATED OCTOBER 17, 1996, AND THE RELATED LETTER OF TRANSMITTAL, WHICH WERE MAILED TO INVESTORS ON SUCH DATE AND TO WHICH INVESTORS SHOULD REFER.

       CONSENT PROCEDURES

       According to the Partnership's Quarterly Report on Form 10-Q for the six-month period ended June 30, 1996, the Partnership has 404,000 Units outstanding. As of October 14, 1996, Raleigh and its affiliates beneficially owned an aggregate of 80,347 Units, all of which, together with all Units acquired in the Raleigh Tender Offer, will be voted FOR the Proposal. Raleigh believes that written consents representing at least 202,001 Units will constitute the requisite number of written consents to effectuate the Proposal. BY EXECUTING THE ENCLOSED GREEN CONSENT CARD NOW, INVESTORS CAN ENSURE THAT AN EXECUTED WRITTEN CONSENT WILL BE DELIVERED TO THE PARTNERSHIP AND BE EFFECTED AT THE EARLIEST PRACTICABLE MOMENT. INVESTORS SHOULD EXECUTE A GREEN CONSENT CARD FOR THE PROPOSAL WHETHER OR NOT THEY TENDER ANY UNITS IN THE RALEIGH TENDER OFFER.

       At such time as Raleigh receives unrevoked written consents representing at least a majority of the Units outstanding, Raleigh will deliver such written consents to the Syndicator General Partner. Should the Syndicator General Partner or its affiliates seek to frustrate this Consent Solicitation and refuse to recognize the will of the Investors, Raleigh intends to vigorously challenge and dispute any such tactics.

       The Partnership may provide you additional materials which are intended to dissuade you from granting your written consent. In that regard, we urge you to read this Consent Statement carefully (see "REASONS FOR THE PROPOSAL"), and then sign, date and promptly mail the enclosed GREEN consent card to Raleigh. If a GREEN consent card is executed, but no indication is made as to what action is to be taken, it will be deemed to constitute a vote FOR the Proposal.

       IT IS THE PRESENT INTENTION OF RALEIGH TO CLOSE THIS CONSENT SOLICITATION AT THE EARLIEST POSSIBLE TIME. THE EARLIEST TIME THAT THIS CONSENT SOLICITATION CAN BE CLOSED IS THAT DATE ON WHICH (1) THE UNREVOKED WRITTEN CONSENTS OF AT LEAST A MAJORITY OF THE UNITS OUTSTANDING HAVE BEEN RECEIVED BY RALEIGH AND (2) THE UNREVOKED WRITTEN CONSENTS HAVE BEEN DELIVERED TO THE SYNDICATOR GENERAL PARTNER. RALEIGH IS SEEKING, IF POSSIBLE, TO CLOSE THIS CONSENT SOLICITATION ON OR BEFORE _____________________, 1996.

       Your consent is important. No matter how many Units you own, and whether or not you tender any Units in the Raleigh Tender Offer, Raleigh urges you to vote FOR the Proposal by signing, dating and promptly mailing the enclosed GREEN consent card in the postage prepaid, self-addressed envelope enclosed for your convenience.

     PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED GREEN CONSENT CARD.

       If you have any questions or need assistance, please call The Herman Group, Inc., which is assisting in this Consent Solicitation, toll-free at
(800) 992-6146.

                            REASONS FOR THE PROPOSAL

       Raleigh's proposal to remove and replace the Syndicator General Partner is motivated by a desire to protect the investment of all Investors as well as its own substantial economic investment in the Partnership. Raleigh is the single largest owner of Units in the Partnership, owns approximately 20% of the outstanding Units and has invested over $37 million in the Partnership.
Raleigh believes that after years of poor performance in producing returns for Investors, the Syndicator General Partner has embarked on a strategy of self-preservation in disregard of the interests of Investors by agreeing to the terms of the Starwood Financing.

       As shown in the table below, since 1987 Investors have received aggregate distributions of $377.57 per Unit, while the Syndicator General Partner and its affiliates, who invested $2,000 in the Partnership, have received aggregate fees, distributions and reimbursements from the Partnership of more than $119 million during the same period. In 1995 alone, the Syndicator General Partner and its affiliates received aggregate fees, distributions and reimbursements from the Partnership exceeding $7 million while total distributions to Investors amounted to merely $5.4 million ($13.49 per Unit, or a 1.35% return). FURTHERMORE, OVER THE LAST THREE CALENDAR YEARS, INVESTORS HAVE BEEN REQUIRED TO REPORT TAXABLE INCOME OF $274 PER UNIT WHILE RECEIVING CASH DISTRIBUTIONS OF LESS THAN $20 PER UNIT. MORE IMPORTANTLY, CONSUMMATION OF THE STARWOOD FINANCING MAY CONTINUE THIS PATTERN OF TAXABLE INCOME EXCEEDING CASH DISTRIBUTIONS DUE TO RESTRICTIONS ON FUTURE DISTRIBUTIONS COMBINED WITH THE REQUIREMENT TO MAINTAIN SUBSTANTIAL RESERVES.


 COMPARISON OF CASH PAYMENTS TO THE SYNDICATOR GENERAL PARTNER AND INVESTORS


YEAR                SYNDICATOR GENERAL PARTNER AND AFFILIATES                    INVESTORS
----            ------------------------------------------------     ---------------------------------

                                FEES, EXPENSES,
                DISTRIBUTIONS  & REIMBURSEMENTS   TOTAL PAYMENTS           TOTAL           PER UNIT
 1987           $20,000,000      $22,194,000       $42,194,000                  --                --

 1988             1,418,000        5,182,000         6,600,000         $29,039,000            $71.88

 1989             5,836,000       10,007,000        15,843,000          52,521,000            130.00
 1990             6,214,000        9,506,000        15,720,000          52,521,000            130.00

 1991                    --        7,485,000         7,485,000                  --                --
 1992                    --        7,353,000         7,353,000                  --                --

 1993                    --        7,289,000         7,289,000                  --                --

 1994               143,000        7,588,000         7,731,000           2,565,000              6.35
 1995               303,000        7,379,000         7,682,000           5,449,000             13.49

 1996 (2Q)          579,000        2,887,000         3,466,000          10,444,000             25.85
                -----------      -----------      ------------        ------------         ---------
   Subtotal:    $34,493,000      $86,870,000      $121,363,000        $152,539,000           $377.57

   Less:         (1,588,000)              --        (1,588,000)                 --                --
                ===========       ==========         =========         ===========         =========
 Deferred
 Distributions

   Total:       $32,905,000       $86,870,000      $119,775,000      $152,539,000           $ 377.57
                ===========       ===========      ============      ============           ========

----------------------------------------------------------------------------------------------------
  AMOUNT INVESTED:                                 $      2,000      $400,000,000           $  1,000
----------------------------------------------------------------------------------------------------


       As discussed under "BACKGROUND OF THE PROPOSAL," Raleigh believes that the Starwood Financing originally was conceived as an eleventh hour, bad faith attempt to thwart a prior tender offer for Units by Raleigh. The Syndicator General Partner's decision, however, to pursue the Starwood Financing in spite of the successful closing of Raleigh's tender offer is viewed by Raleigh as a costly exercise in self-dealing and an abdication by the Syndicator General Partner of its fiduciary duties to the Partnership and its Investors. See "THE STARWOOD LITIGATION" below.

       Raleigh believes that the Syndicator General Partner is acting in its own self-interest by agreeing to the loan terms contemplated by the Starwood Financing, which terms, Raleigh believes, are not in the best interests of the Partnership or its Investors. Raleigh does not believe that the Starwood Financing is driven by any legitimate business necessity. Instead, it is being obtained primarily for the purpose of further entrenching the Syndicator General Partner in its current lucrative position by ensuring that the Syndicator General Partner continues to receive substantial fees (such as the $8 million the Syndicator General Partner group will receive on closing of the Starwood Financing) and other payments from the Partnership.

       Among numerous other unfavorable and onerous terms of the Starwood Financing are the following:

       o EXORBITANT INTEREST RATE. An exorbitant and costly interest rate, much higher than that presently available in the market for similar financings. With little effort, Raleigh has obtained an indication of interest for a comparable amount of financing from a prominent financial institution which would save the Partnership up to $25 million (or $62 per Unit) in total interest payments, including $4.4 million (in excess of $10 per Unit) in 1997 alone.

       o EXCESSIVE PENALTIES AND OBLIGATIONS. Excessive prepayment penalty and yield maintenance obligations, which will unnecessarily cost the Partnership approximately $30 million (or $75 per Unit).

       o LIMITATIONS ON REMOVAL RIGHTS. Substantial penalty payments to the lender if, without the lender's consent, Investors remove and replace the Syndicator General Partner, as they are entitled to do under the Partnership Agreement. Further, a fee of up to $1.6 million if the lender consents to the replacement of the Syndicator General Partner, but a self-dealing avoidance of such fee if the new general partner is an affiliate of the Syndicator General Partner. In so doing, the Syndicator General Partner has restricted your ability to remove it in contravention of the explicit provisions of the Partnership Agreement, thereby entrenching itself and preserving its lucrative fee income.

       o LENDER CONTROL. Provisions which effectively relinquish the Syndicator General Partner's obligations to Investors by giving the lender effective control of the Partnership, its operating and capital budgets, its business and marketing plans, and its cash distributions.

       o ADVERSE EFFECT ON FUTURE DISTRIBUTIONS. Loan terms which severely restrict, and may even prevent, any further distributions to Investors beyond the proposed one-time distribution of $350 per Unit (substantially below the value of each Unit and Raleigh's currently outstanding $500 per Unit tender offer). Prospectively, this could continue the past burden of taxable income exceeding cash distributions.

       o PREJUDICIAL "BREAK-UP" FEE. Payment to the lender of a penalty of up to $4.4 million if the Partnership obtains more favorable financing from another party, a provision which effectively grants the lender improper "lock-up" rights.

       o RISK OF DEFAULT. The exorbitant and costly interest rates and amortization of the Starwood Financing will produce a burdensome level of debt. Such debt, given the cyclical nature of the Partnership's real estate development business, risks default on the part of the Partnership and places the assets of the Partnership in jeopardy.

       Despite Raleigh's repeated objections and offers to the Syndicator General Partner to obtain more favorable financing, the Syndicator General Partner has nevertheless continued to pursue the Starwood Financing.

Raleigh even offered to obtain financing on superior terms for the benefit of the Partnership and Investors, as an alternative to the Starwood Financing. Such proposal, as well as a subsequent proposal by Raleigh to pursue the Raleigh Merger Proposal, wherein Investors would be offered either (i) $500 per Unit in cash or (ii) $525 per Unit (comprised of $400 per Unit in cash plus a publicly traded security of the surviving entity which would be worth at least $125 per Unit), were summarily rejected by the Syndicator General Partner.

       Such recent actions by the Syndicator General Partner, coupled with the Syndicator General Partner's track record of self-enrichment and self-entrenchment, has prompted Raleigh to commence this Consent Solicitation. Raleigh believes that the interests of all Investors will be imperiled if the Syndicator General Partner is not removed and replaced prior to the consummation of the Starwood Financing.


           RALEIGH REALTY MANAGEMENT'S QUALIFICATIONS AND EXPERIENCE

       The general partners of Raleigh Realty Management and Raleigh are Raleigh GP Corp., Rockland Partners, Inc. and Zephyr Partners, affiliates of Lennar, Westbrook, Apollo, AREP and Bayswater. The Raleigh Principals have extensive experience in managing real estate investment funds such as the Partnership as well as in real estate development and management.

       As set forth below, the Raleigh Principals collectively possess the requisite experience and integrity necessary to fulfill the fiduciary obligations owed by a general partner to its limited partners. Moreover, as an affiliate of a 20% Unitholder, Raleigh Realty Management and Investors will be aligned side by side with Investors sharing the mutual objectives of maximizing the return on the investment of all Investors and increasing the value of the Units. The Syndicator General Partner's interest to maximize its fees and reimbursements under the Partnership Agreement is, however, in direct conflict with the interests of all Investors.

       Lennar, one of the nation's largest homebuilders, is a diversified real estate company listed on the New York Stock Exchange with total assets in excess of $1.7 billion and stockholders' equity in excess of $650 million. Lennar is the largest homebuilder in Florida and has been one of the dominant players in the South Florida market for over 40 years. Lennar's homebuilding operations include the construction and sales of homes, as well as community development operations, which include the development and management of significant amenities such as clubhouses, golf courses, lakes, parks, schools and commercial properties. Lennar's community development operation is currently managing the development process for over 30,000 homesites across the country.

       Westbrook is a leading real estate investment firm with extensive investments in residential land development throughout the United States. It invests through Tiger/Westbrook Real Estate Fund, L.P. ("TWREF"), a $784 million fully discretionary investment partnership. Since its formation in March 1995, TWREF has acquired, or contracted to acquire, over 27 investments with a total market capitalization of over $1.8 billion. These investments include interests in 17 residential developments, including, in partnership with Lennar, the recent acquisition of the Partnership's interest in Coto de Caza, located in Orange County, California. In addition, Westbrook has contracted to purchase most of the residential development communities of Mobil Land Development Corporation, one of the largest land development companies in the country. Upon completion, Westbrook will control over 30,000 acres of land and over 22,000 residential home sites.

       Apollo is a leading real estate investment firm with extensive experience in all facets of real estate development, ownership and management. As managing general partner of opportunistic real estate investment funds, Apollo has invested over $650 million in transactions with a total capitalization in excess of $3 billion, and has in excess of $500 million capital commitments available for investment. Apollo was formed in April 1993 as the real estate affiliate of a group of companies, including Apollo Advisors, L.P., headed by Leon D. Black. Through its investment funds, Apollo holds several investments which involve residential and residential land development. Apollo controls a majority interest in Western Pacific Housing, a homebuilder in Southern California which has 15 projects under development containing a total of over 1,700 housing units. Apollo also owns a senior interest in an undeveloped 2,300 acre site located in Tuxedo, New York which, after receipt of all necessary approvals, is expected to accommodate the development of more than 2,000 single and multifamily housing units. Apollo's holdings also include a controlling interest in National Homebuilding Partners L.P., a homebuilder in Southern California which operates under the name Colrich Communities.

       Zephyr Partners is an affiliate of AREP and Bayswater. AREP, a limited partnership listed on the New York Stock Exchange with total assets in excess of $600 million, is primarily engaged in the business of managing, developing and acquiring real estate. Presently, AREP's real estate portfolio includes approximately 228 properties located in 35 states, including Florida, consisting of land, multi-family communities, office buildings, shopping centers, industrial properties and hotels. Bayswater is a full service residential real estate company specializing in the acquisition, development and building of residential communities in the New York metropolitan area.

       The executive officers and directors of the partners of Raleigh Realty Management and Raleigh consist of senior executives of the Raleigh Principals. Additional information with respect to such partners and their respective executive officers and directors is set forth on Schedule I to this Consent Statement.

       The persons and entities set forth on Schedule I to this Consent Statement may, in addition to Raleigh Realty Management, be deemed to be "participants" in this Consent Solicitation pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission. The information contained in Schedule I with respect to such persons and entities is hereby incorporated herein by reference.


                   COMMITMENTS OF RALEIGH REALTY MANAGEMENT

       As the new General Partner, Raleigh Realty Management intends to immediately reject the Starwood Financing. Furthermore, to assure Investors that their interest in the Partnership is of primary importance, Raleigh Realty Management is committed to operate the Partnership within the following guidelines:

       1. Limitation on Expense Reimbursements to the New General Partner. The amount directly payable to Raleigh Realty Management and its affiliates as reimbursements for Partnership administrative services will not exceed one-half of the amount reimbursed to the Syndicator General Partner and its affiliates during the twelve months ended June 30, 1996, subject to increases based on increases in the Consumer Price Index.

       2. Limitation on Management Fees. In the event Raleigh Realty Management terminates the management agreement with Arvida Company, the amount payable to the new manager will not exceed 85% of the amount paid to Arvida Company during the twelve months ended June 30, 1996, subject to increases based on increases in the Consumer Price Index.

       3.     Restrictions on Distributions to the New General Partner.
Raleigh Realty Management will restrict distributions payable to itself from the Partnership to an amount that may not exceed the amount that may be paid to the Syndicator General Partner and the Associate Limited Partners for their interests in the Partnership until such time as Investors have received aggregate distributions from the Partnership of $400 million.

       4. INVESTORS TO DETERMINE FATE OF PARTNERSHIP. Raleigh Realty Management will voluntarily allow Investors to decide whether to (i) have the Units listed on a national exchange or Nasdaq, (II) PURCHASE OR CAUSE ONE OF ITS AFFILIATES TO PURCHASE ALL OF THE UNITS IN 1997 FOR THEIR APPRAISED FAIR MARKET VALUE, or (iii) commence up to a five year liquidation of the Partnership beginning in 1997. Under the Partnership Agreement, such decision is reserved for the general partner of the Partnership. In fact, the Syndicator General Partner has stated that it intends to choose option (iii) above and liquidate the Partnership by 2002, a self-serving choice which allows the Syndicator General Partner to continue to be paid exorbitant fees and reimbursements until such time.

       5. PRIOR APPROVAL FOR NON-PROJECT RELATED FINANCING. Raleigh Realty Management will voluntarily put to a vote of Investors any proposal for non-project related financing in excess of $25 million. Accordingly, Investors will be protected against abusive transactions like the Starwood Financing.

       6. NO NEW FEES. Raleigh Realty Management will voluntarily agree not to seek to amend the Partnership Agreement to provide for new fees to be paid to it or its affiliates.

       7. PARTNERSHIP NOT REQUIRED TO PAY COSTS. Unlike the Syndicator General Partner, Raleigh will bear all costs of this Consent Solicitation without seeking any reimbursement from the Partnership.

       The foregoing commitments of Raleigh Realty Management are illustrative of the integrity and professionalism with which Raleigh Realty Management intends to operate the Partnership. As an affiliate of Raleigh, a 20% Unitholder, Raleigh Realty Management is committed to furthering the interests of all Investors by seeking to maximize distributions and increase the value of the Units.


                           BACKGROUND OF THE PROPOSAL

       Units in the Partnership were originally sold to investors in 1987. An aggregate of 400,000 Units were sold to public investors at $1,000 per Unit for a total investment of $400,000,000. At the same time the Syndicator General Partner and its affiliates, the Associate Limited Partners, made an investment of $2,000 in the Partnership.

       Due to the poor performance of the Syndicator General Partner, which led to a significant deterioration of the value of the Units from their original offering price, Raleigh believed, among other things, that the Units represented an attractive investment opportunity. Accordingly, on June 19, 1996, Raleigh commenced a tender offer seeking to acquire up to 185,000 Units at a price of $411 per Unit. The $411 price offered by Raleigh (later increased to $461 per Unit) was 68% higher than the weighted average selling price of $245 for Units reported in the secondary trading market during the most recently reported four-month period prior to the commencement of Raleigh's offer. It also substantially exceeded a September 30, 1995 ERISA valuation of $294 per Unit. As a result, Raleigh anticipated that its offer would be well received by Investors. Raleigh, however, did not anticipate the extreme actions the Syndicator General Partner would take in an effort to frustrate the success of Raleigh's tender offer and to perpetuate its entrenched position.

       On June 27, 1996, eight days after the commencement of Raleigh's offer, a bidder controlled by Neil G. Bluhm, the President of the Syndicator General Partner, commenced its own tender offer to purchase up to 185,840 Units at $420 per Unit. After the expiration of Raleigh's offer, the Bluhm bidder increased its offer to $461 per Unit, thereby meeting the price that had been paid by Raleigh for Units. However, on August 15, 1996, just hours before the expiration of its offer, the Bluhm bidder abruptly terminated its offer without even purchasing any Units. Mr. Bluhm still retains a substantial economic interest in the Partnership through his ownership interest in the Syndicator General Partner and its affiliate Arvida Company, and stands to receive benefits from the Starwood Financing.

       Confronted with the Raleigh and Bluhm offers, a special committee of the Syndicator General Partner (composed of all members of its board of directors other than those affiliated with the Bluhm bidder) retained Lehman Brothers as its financial advisor for aggregate fees of $300,000 to be paid by the Partnership. After obtaining Lehman Brothers' hypothetical estimate of the liquidation value of Units over a period ending in October 2002, the Syndicator General Partner recommended that Investors who had no need for liquidity (that is Investors who intended to hold their investment through October 31, 2002, another six years) should reject both offers. Neither Lehman Brothers nor the Syndicator General Partner expressed any opinion as to value with respect to Investors who did desire liquidity. Raleigh urged the Syndicator General Partner to require that its advisor provide a valuation of the Units on a current fair market value basis (rather than on a hypothetical liquidation basis) to enable those Investors desiring liquidity to make an informed investment decision. DESPITE A NUMBER OF REQUESTS BY RALEIGH, THE SYNDICATOR GENERAL PARTNER

REFUSED TO PROVIDE INVESTORS WITH AN ESTIMATE OF THE CURRENT FAIR MARKET VALUE OF THE UNITS. WHAT WERE THEY AFRAID TO TELL YOU?

       The Syndicator General Partner's initial recommendation on the Raleigh offer was contained in a Form 14D-9 filed on July 3, 1996. In that recommendation, the Syndicator General Partner specifically stated that while from time to time it had considered transactions involving a financing of Partnership assets followed by a distribution of financing proceeds to Investors, "there are no current plans for any such transaction." Less than four weeks later, on the eve of the expiration of Raleigh's offer, plans for such a financing were suddenly disclosed. On July 30, 1996, the Syndicator General Partner disclosed that it had entered into a letter agreement with BSS Capital II, L.L.C. ("BSS"), an affiliate of Starwood Opportunity Fund, IV, L.P., to negotiate within 10 business days a commitment for a $160 million secured financing for the Partnership. The Syndicator General Partner projected that the Starwood Financing would enable the Partnership to distribute between $350 to $400 per Unit to Investors. The Syndicator General Partner further disclosed that, subject to certain conditions, it had agreed to pay BSS a break-up fee of between $2,400,000 and $4,400,000, to indemnify BSS for any liabilities in connection with claims relating to the agreement and to grant BSS the exclusive right to negotiate the Starwood Financing for a 45-day period. Was Starwood concerned that better financing terms would surface?
Were they concerned about litigation? Did they know or have reason to know that the Syndicator General Partner might not be exercising its fiduciary duty? While the specific terms of the proposal were not disclosed, the Syndicator General Partner acknowledged that BSS was under no obligation to issue a financing commitment. Thereafter, the Syndicator General Partner sent a special mailing to Investors disclosing the letter agreement as well as the potential distribution to Investors. For the first time, the Syndicator General Partner also sent to Investors special withdrawal forms facilitating the ability of Investors to withdraw tenders to Raleigh. In addition, the Syndicator General Partner retained an information agent to perform services in connection with the pending tender offers.

       The frenetic pace at which the Syndicator General Partner acted over the seven-day period from July 23, 1996, when it first met with representatives of BSS, through July 30, 1996 (one day before the expiration of Raleigh's offer), when it announced the agreement with BSS, led Raleigh to conclude that the sole purpose of this exercise was to frustrate the success of this Raleigh tender offer. Despite its frantic effort, which may well have caused many Investors not to accept Raleigh's offer, on August 1, 1996, Raleigh acquired 79,696 Units at a price of $461 per Unit pursuant to its offer, or nearly 20% of the outstanding Units.

       Having acquired a substantial equity position in the Partnership, Raleigh was most anxious to protect its investment. With that in mind, on August 15, 1996, representatives of Raleigh met with Judd D. Malkin, the Chairman of the Board of Directors of the Syndicator General Partner. At this meeting, Raleigh was told that it was contemplated that the Starwood Financing would consist of two tranches, a senior portion of $80 million and a junior portion of $80 million. Raleigh was also informed that the projected distribution to Investors would be $350 per Unit, rather than the maximum of $400 which had been projected only two weeks earlier. Raleigh strenuously objected to the Starwood Financing, and communicated to Mr. Malkin its desire that the Partnership not proceed with the Starwood Financing. Raleigh's representatives also informed Mr. Malkin that, if the Syndicator General Partner was determined to proceed with a financing, Raleigh would use its best efforts to obtain financing proposals for the benefit of the Partnership and its Investors on terms superior to those disclosed at the meeting. To ensure that the Partnership did not risk loss of the Starwood proposal if a superior financing facility could not be obtained, Raleigh offered to provide to the Partnership financing substantially identical to the Starwood proposal in such an event.

       On August 19, 1996, the Syndicator General Partner responded to Raleigh's proposal to obtain superior financing on behalf of all Investors by stating it intended to "honor" its agreement with BSS not to pursue or negotiate any other offer for financing during the exclusivity period. In so doing, it argued that the break-up fees and exclusivity provisions which it ceded to Starwood now prevented it from obtaining superior financing. Why would a fiduciary, duty bound to act in the best interests of Investors, permit this to occur? Could it be that its primary concern was not acting in the best interests of Investors but rather enriching and entrenching itself?

       On August 20, 1996, Raleigh supplemented its financing offer by informing the Syndicator General Partner that Raleigh was prepared to offer to Investors, to the extent permitted by the Partnership Agreement, the opportunity to accept, should they desire, $500 per Unit (less the amount of any distributions to Investors as a result of such financing) when Raleigh made its proposed loan to the Partnership. Raleigh's financing proposal was not conditioned on the acceptance of such supplemental offer. The Syndicator General Partner failed to respond to Raleigh's offer.

       On September 13, 1996, Raleigh sent a letter to the Syndicator General Partner in which Raleigh reiterated that it strongly believed that the Starwood Financing was not in the best interests of the Partnership. Raleigh expressed its continued concern regarding the Syndicator General Partner's refusal of Raleigh's offer of assistance to obtain superior financing and the Syndicator General Partner's continuing pursuit of the Starwood Financing against Raleigh's strenuous objection, as the Partnership's largest Investor.
Raleigh's letter also stated that the Syndicator General Partner's actions had left Raleigh with no other alternative than to propose directly to the Syndicator General Partner a merger transaction in which a Raleigh entity and the Partnership would merge or otherwise combine, and pursuant to which the current Investors would be given the choice of receiving either (i) $500 per Unit in cash, or (ii) at least $525 per Unit, comprised of $400 per Unit in cash, plus a security of the surviving entity which would be worth not less than $125 per Unit, or more if the assumptions made by the Partnership's financial advisor were attained. The valuation of the security would be supported by nationally recognized investment bankers, and the surviving entity would seek to have such security listed for trading on a national securities exchange. Raleigh's proposal was conditioned on the Starwood Financing not being consummated. Raleigh also informed the Syndicator General Partner that it would be acceptable to Raleigh for the Investors to decide for themselves by voting on whether the Partnership should enter into the Raleigh proposal or consummate the Starwood Financing.

       On September 17, 1996, the Syndicator General Partner, in breach of its fiduciary duty and without first attempting to review with Raleigh the potential benefits of Raleigh's proposal, sent Raleigh a letter which stated that the Partnership had no interest in Raleigh's proposal, and that the business of the Partnership was not for sale. On the same date, the Syndicator General Partner issued a press release announcing that the Partnership had entered into a commitment with respect to the Starwood Financing. On September 19, 1996, Raleigh replied to the Syndicator General Partner's rejection of its proposal by noting that, given the Syndicator General Partner's status as a fiduciary for the Investors, its failure to make any additional inquiry concerning the specifics of the Raleigh proposal was a violation of its fiduciary duty and obligation to act in the best interests of the Investors. Raleigh also indicated that the Syndicator General Partner's position that the Partnership's business was not for sale was inconsistent with the Syndicator General Partner's previously announced intention to commence a liquidation of the Partnership's assets by the end of next year. Finally, Raleigh requested a meeting with the Syndicator General Partner to clarify any aspect of its proposal. To date, the Syndicator General Partner has failed to respond to this request.

       Also on September 19, 1996, the Syndicator General Partner, for the very first time, disclosed the precise terms of the commitment letter for the Starwood Financing which it had entered into on September 12, 1996, a week earlier, with a BSS affiliate. The commitment for the Starwood Financing provides, among other things, for the following:

       $80 million senior loan.

       o Interest floating at LIBOR + 3.25% or the prime rate + 1.25% (which at October 11, 1996 would result in an interest rate of approximately 8.66% based on a one-month LIBOR period)

       o      Principal amortization of $10 million per year commencing in 1997

       o      June 30, 2002 maturity date

       $80 million junior loan.

       o      15.21% fixed interest rate

       o      June 30, 2002 maturity date

       Raleigh believes, based upon the significant real estate financing experience of its principals, that the terms of the Starwood Financing are exorbitant compared to terms presently available in the marketplace. Raleigh believes that financing is available in the market at rates as low as follows:

       $115 million senior loan

       o Interest floating at LIBOR + 2.50% (which at October 11, 1996 would result in an interest rate of 7.91% based on a one-month LIBOR period)

       $45 million junior loan

       o      13% fixed rate

These terms would result in the Partnership saving at least $3 million per year in interest costs ($7.50 per year per Unit) as compared to the Starwood Financing. Raleigh's belief is supported by a letter it has received from a prominent financial institution which indicates a strong interest in pursuing a financing with the Partnership. Indeed, because amortization of both tranches could be made ratably under the financing proposal obtained by Raleigh, but is applied only against the senior loan in the Starwood Financing, the effective rate of interest is lowered as principal payments are made, compared to the increasing effective rate of interest under the Starwood Financing.

       In addition the Starwood Financing contains, among other burdensome provisions, the following:

       o EXORBITANT INTEREST RATE. An exorbitant and costly interest rate, much higher than that presently available in the market for similar financings. With little effort, Raleigh has obtained an indication of interest for a comparable amount of financing from a prominent financial institution which would save the Partnership up to $25 million (or $62 per Unit) in total interest payments, including $4.4 million (in excess of $10 per Unit) in 1997 alone.

       o EXCESSIVE PENALTIES AND OBLIGATIONS. Excessive prepayment penalty and yield maintenance obligations, which will unnecessarily cost the Partnership approximately $30 million (or $75 per Unit).

       o LIMITATIONS ON REMOVAL RIGHTS. Substantial penalty payments to the lender if, without the lender's consent, Investors remove and replace the Syndicator General Partner, as they are entitled to do under the Partnership Agreement. Further, a fee of up to $1.6 million if the lender consents to the replacement of the Syndicator General Partner, but a self-dealing avoidance of such fee if the new general partner is an affiliate of the Syndicator General Partner. In so doing, the Syndicator General Partner has restricted your ability to remove it in contravention of the explicit provisions of the Partnership Agreement, thereby entrenching itself and preserving its lucrative fee income.

       o LENDER CONTROL. Provisions which effectively relinquish the Syndicator General Partner's obligations to Investors by giving the lender effective control of the Partnership, its operating and capital budgets, its business and marketing plans, and its cash distributions.

       o ADVERSE EFFECT ON FUTURE DISTRIBUTIONS. Loan terms which severely restrict, and may even prevent, any further distributions to Investors beyond the proposed one-time distribution of $350 per Unit (substantially below the value of each Unit and Raleigh's currently outstanding

              $500 per Unit tender offer). Prospectively, this could continue the past burden of taxable income exceeding cash distributions.

       o PREJUDICIAL "BREAK-UP" FEE. Payment to the lender of a penalty of up to $4.4 million if the Partnership obtains more favorable financing from another party, a provision which effectively grants the lender improper "lock-up" rights.

       o RISK OF DEFAULT. The exorbitant and costly interest rates and amortization of the Starwood Financing will produce a burdensome level of debt. Such debt, given the cyclical nature of the Partnership's real estate development business, risks default on the part of the Partnership and places the assets of the Partnership in jeopardy.

       In addition to proposing to make a one-time distribution to Investors of $350 per Unit, the Syndicator General Partner intends to make to itself a distribution of over $8 million from the proceeds of the Starwood Financing. Further distributions to Investors are not permitted under the Starwood Financing until February 28, 1998. All such distributions are restricted in amount and subject to various contingencies, including the maintenance of a debt service coverage ratio covenant of not less than 1.6 to 1, a covenant which Raleigh believes will severely limit further distributions during the term of the Starwood Financing. Even if such distributions were to be made, the maximum amount receivable by an Investor under the terms of the Starwood Financing would be $26.39 per Unit in 1998 and 1999 and $47.50 per Unit per annum thereafter.

       Raleigh believes that the Starwood Financing will deprive Investors of any meaningful opportunity to participate in future cash flows and to earn any significant future return on their investment in the Partnership. Raleigh also believes that the Syndicator General Partner's intention in proceeding with the Starwood Financing is to deter third parties from making further investments in Units and to avoid further erosion of the Syndicator General Partner's control of the Partnership. Consequently, on September 27, 1996, Raleigh commenced the action in the Delaware Chancery Court to enjoin the Starwood Financing. See "THE STARWOOD LITIGATION" below.

       On October 17, 1996, Raleigh commenced the Raleigh Tender Offer for 100,000 Units at a price of $500 per Unit subject to the condition that the Starwood Financing not occur. Accordingly, the Raleigh Tender Offer is specifically conditioned on the rejection of the Starwood Financing by the Partnership or the issuance of an injunction enjoining the Starwood Financing. Raleigh commenced the Raleigh Tender Offer because it believes that Investors who want to liquidate their investment in the Partnership will find the $500 per Unit cash purchase price an attractive one. This $500 per Unit cash purchase price is the same as the all cash portion of the Raleigh Merger Proposal proposed to but rejected by the Syndicator General Partner. Raleigh believes that the Units represent an attractive investment opportunity provided that the Starwood Financing does not occur. THIS CONSENT SOLICITATION IS NOT AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL UNITS. THE RALEIGH TENDER OFFER IS BEING MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, DATED OCTOBER 17, 1996, AND THE RELATED LETTER OF TRANSMITTAL, WHICH WERE MAILED TO INVESTORS ON SUCH DATE AND TO WHICH INVESTORS SHOULD REFER.

                            THE STARWOOD LITIGATION

       On September 27, 1996, Raleigh and a Raleigh affiliate commenced an action for declaratory and injunctive relief in the Delaware Chancery Court, New Castle County, captioned Vanderbilt Income and Growth Associates, L.L.C. et ano. v. Arvida/JMB Managers, Inc. et al. (C.A. No. 15238). The Syndicator General Partner, its directors Judd D. Malkin, Neil G. Bluhm, Burton E. Glazov, Stuart C. Nathan, A. Lee Sacks and John G. Schreiber, as well as Barry Sternlicht, the Starwood Financing lender and certain of its affiliates, were named as defendants (collectively, the "Defendants"). The action seeks to enjoin the Starwood Financing. It alleges that, as a result of having entered into an agreement for the Starwood Financing, the Defendants are engaged in a scheme to cause the Partnership unnecessarily to incur approximately $160 million in secured debt on unfavorable terms, including an interest rate which would be higher than that which presently is available in the market for similar financings. The action further alleges that the purpose of the Starwood Financing is to entrench the position of the Syndicator General Partner and is thus wholly improper and that the Defendants thereby wrongfully have breached, and/or aided and abetted, participated in and/or induced the wrongful breach of fiduciary duties owed to the Partnership. In response to Raleigh's motion for a temporary restraining order enjoining the closing of the Starwood Financing, the Defendants have agreed that, unless the action is dismissed by the Court, they will not close the Starwood Financing pending a hearing on Raleigh's motion for a preliminary injunction scheduled for November 21, 1996.

       On October 3, 1996, the Defendants moved to dismiss the complaint, which motion is presently scheduled to be heard on October 18, 1996.


                                  THE PROPOSAL

       This Consent Statement relates to the solicitation by Raleigh of the consent of Investors to the matters included in the following Proposal:

                     Proposal - Removal and Replacement of the Syndicator
              General Partner: The removal of Arvida/JMB Managers, Inc., as the Syndicator General Partner, the appointment, effective simultaneously with the removal of the Syndicator General Partner, of Raleigh Realty Management L.P., a Delaware limited partnership (the "Replacement General Partner"), as a general partner of the Partnership and the continuation of the business of the Partnership by the Replacement General Partner as a remaining general partner of the Partnership, without dissolution.

       The Partnership Agreement sets forth the respective rights, duties and obligations of the general partner of the Partnership and the Investors.
Section 10.2 of the Partnership Agreement provides, in pertinent part, that "a majority in Interest of the Limited Partners without the concurrence of the General Partner may ... remove the General Partner and elect a replacement therefor."

       Upon the removal of the Syndicator General Partner, the Partnership Agreement requires the Partnership to purchase the interests (the "GP Interests") of the Syndicator General Partner and those of its affiliates, the Associate Limited Partners, for a purchase price (the "Buyout Purchase Price") equal to a value determined in accordance with procedures set forth in Section 6.6.A. of the Partnership Agreement. The Partnership Agreement provides that the Buyout Purchase Price is required to be paid by the Partnership's delivery to the Syndicator General Partner and the Associate Limited Partners of promissory notes (the "Buyout Notes") payable in equal annual installments over a period of not less than five years and bearing interest at a rate per annum equal to the lesser of (x) the reference rate announced by Continental Illinois National Bank and Trust Company of Chicago plus two percent or (y) ten percent. As of October 14, 1996, that interest rate would be 10%. The Partnership Agreement also provides that within 60 days of the election of a replacement general partner, such replacement general partner is required to purchase the GP Interests from the Partnership for a purchase price equal to the Buyout Purchase Price by delivering a promissory note to the Partnership, the terms of which note are substantially similar to the Buyout Notes.

       Simultaneously with removal of the Syndicator General Partner, Raleigh Realty Management will become the Replacement General Partner of the Partnership. Raleigh believes that Raleigh Realty Management possesses sufficient net worth to meet all existing requirements of the Internal Revenue Code of 1986, as amended, to assure that the Partnership will be classified for Federal income tax purposes as a partnership and not as an association taxable as a corporation.

                           THE PARTNERSHIP'S BUSINESS

       The Partnership was organized in 1987 under the laws of the State of Delaware. The assets of the Partnership consist principally of interests in land which is in the process of being developed into master-planned residential communities (the "Communities") and, to a lesser extent, commercial and industrial properties; mortgage notes and accounts receivable; construction, brokerage and other support businesses; real estate assets held for investment; certain club and recreational facilities; and a cable television business serving one of its Communities. The Partnership is principally engaged in the development of comprehensively planned resort and primary home Communities containing a diversified product mix designed for the middle and upper income segments of the various markets in which the Partnership operates.

       The Partnership sells individual residential lots and parcels of partially developed and undeveloped land. The third-party builders and developers to whom the Partnership sells homesites and land parcels are generally smaller local builders who require project specific financing for their developments and whose operations are more susceptible to fluctuations in the availability and terms of financing. In addition, within the Communities, the Partnership constructs, or causes to be constructed, a variety of products, including single-family homes, townhouses and condominiums to be developed for sale, as well as related commercial and recreational facilities. The Communities are located primarily throughout the State of Florida, with Communities also located near Atlanta, Georgia and Highlands, North Carolina. Additional undeveloped properties owned by the Partnership in or near its Communities are being considered for development as commercial, office and industrial properties. The Partnership also owns or manages certain club and recreational facilities within certain of its Communities. Certain assets located in Florida were acquired by the Partnership's purchasing a 99.9% interest in a joint venture partnership in which the Syndicator General Partner acquired the remaining joint venture partnership interest. In addition, other assets are owned by various partnerships, the interests of which are held by certain indirect subsidiaries of the Partnership and by the Partnership.

       Arvida Company, an affiliate of the Syndicator General Partner, provides certain development and management supervisory personnel to the Partnership for the supervision of all of its projects and operations, subject, in each case, to the overall control of the Syndicator General Partner on behalf of the Partnership. The Partnership, directly or through certain subsidiaries, provides development and management services to the home ownership associations within the Communities.

       Most of the business of the Partnership is cyclical in nature and certain aspects of the development of Community projects are to some degree seasonal. The Communities are in various stages of development and the remaining estimated build-out time for the Communities ranges from one to nine years.

       Pursuant to the Partnership Agreement, the Syndicator General Partner is obligated on or prior to October 31, 1997 to either (i) cause the Units to be listed on a national exchange or reported by the National Association of Securities Dealers Automated Quotation System, (ii) purchase, or cause an affiliate to purchase, all outstanding Units at their then appraised fair market value or (iii) commence a liquidation of the Partnership's assets. Members of a special committee of the Syndicator General Partner have indicated that it is their current intention to entrench themselves by voting in favor of a 5-year liquidation which would commence on October 31, 1997.


                               CONSENT PROCEDURES

MAILING AND RECORD DATE

              General. Section 17-302(c) of the Delaware Revised Uniform Limited Partnership Act ("DRULPA") provides that a partnership agreement may set forth provisions relating to the determination and establishment of a record date with respect to any vote to be taken with regard to the Partnership's business. The Partnership Agreement does not, however, contain any specific provision regarding the establishment of a record date for actions taken by written consent granted other than in the context of a meeting. However, in other contexts, the Partnership Agreement does recognize the right of the person(s) initiating an Investor determination to fix, in advance, a date as the record date for any such determination to be made. Therefore, Raleigh believes that, as the person undertaking the preparation, and bearing the cost and expense, of this Consent Solicitation, it has the right to establish the relevant record dates in connection with this Consent Solicitation.

              Mailing and Record Date. This Consent Statement and the enclosed GREEN consent card are first being furnished on or about October __, 1996 to Investors reflected on the Partnership's list of record and beneficial holders of Units, dated __________, 1996. As Raleigh receives updated information from the Partnership, or otherwise, regarding record and beneficial holders of Units, it will continue to furnish this Consent Statement to such holders, and to solicit written consents from those Investors.

              Because only Investors of record on the consent record date are eligible to give their consent to the Proposal, the enclosed GREEN consent card may be used by Investors of record on the consent record date. ACCORDINGLY, THE RELEVANT "RECORD DATE" FOR THIS CONSENT SOLICITATION IS THE OCTOBER __, 1996 DATE DESCRIBED BELOW UNDER "CONSENT RECORD DATE". ALL INVESTORS (INCLUDING THOSE WHO TENDER UNITS IN THE RALEIGH TENDER OFFER), OR PERSONS WHO HAVE PURCHASED UNITS FROM AN INVESTOR, ARE STRONGLY ENCOURAGED TO PROMPTLY EXECUTE A WRITTEN CONSENT FOR THE PROPOSAL AS TO ENSURE THAT THE PROPOSAL IS EFFECTED AND TO DEMONSTRATE THE GREATEST SUPPORT FOR THE PROPOSAL.

              Consent Record Date. Raleigh has established October __, 1996 as the record date (the "Consent Record Date") for Investors to act by written consent as contemplated hereby. In addition, in order to avoid any question as to the propriety of the Consent Record Date and for the reasons set forth below, Raleigh will again establish the same October __, 1996 Consent Record Date by delivering to the Partnership an executed written consent to the Proposal on that date.

              Although Raleigh believes it has the right to establish record dates in connection with this Consent Solicitation, given the lack of guidance provided in the Partnership Agreement and DRULPA to address the establishment of a record date for action taken by written consent, Raleigh believes that the procedures established under the Delaware General Corporation Law (the "GCL") and case law thereunder may be considered by analogy, and accordingly will also cause a record date identical to the Consent Record Date to be established under those procedures. Applying the procedures of the GCL to this Consent Solicitation, the record date for determining Investors entitled to consent to Partnership action in writing without a meeting is the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Partnership -- which is why Raleigh will sign, date and deliver a written consent to the Proposal on October __, 1996.

              SHOULD THE SYNDICATOR GENERAL PARTNER REFUSE TO RECOGNIZE THE CONSENT RECORD DATE OR SEEK TO ESTABLISH A RECORD DATE THAT IS OTHER THAN THE CONSENT RECORD DATE, RALEIGH BELIEVES THAT SUCH ACTION WILL FURTHER ILLUSTRATE TO INVESTORS A SYNDICATOR GENERAL PARTNER WHOSE AGENDA IS DESIGNED TO FURTHER ENTRENCH ITSELF AND TO DENY THE TRUE OWNERS OF THE PARTNERSHIP THE RIGHT TO CONTROL THEIR INVESTMENT FUTURE.

              Raleigh is soliciting the written consents referred to herein, and the enclosed GREEN consent card should be signed, dated and promptly mailed to Raleigh, c/o The Herman Group, Inc. in the enclosed postage prepaid, self-addressed envelope at the earliest practicable opportunity. Raleigh will deliver all written consents which it receives to the Syndicator General Partner as soon as practicable following its obtaining valid, unrevoked written consents of at least a majority of the Units outstanding. If the actions consented to become effective, prompt notice of the action taken by written consent must be given to the Investors who have not consented.

              PERSONS OWNING UNITS "BENEFICIALLY" (I.E., DERIVING THE ECONOMIC BENEFITS OF OWNERSHIP THEREFROM, HAVING THE POWER TO VOTE OR DISPOSE OF UNITS, ETC.), BUT NOT OF "RECORD" (I.E., WHOSE NAMES ARE NOT RECORDED ON THE BOOKS AND RECORDS OF THE PARTNERSHIP), SUCH AS PERSONS WHOSE OWNERSHIP OF UNITS IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD CONTACT SUCH BROKER, BANK OR OTHER FINANCIAL INSTITUTION AND INSTRUCT SUCH PERSON TO EXECUTE THE GREEN CONSENT CARD ON THEIR BEHALF OR TO HAVE SUCH BROKER, BANK

OR OTHER FINANCIAL INSTITUTION'S NOMINEE (FOR EXAMPLE, A CENTRAL SECURITY DEPOSITORY) EXECUTE SUCH WRITTEN CONSENT.

              IT IS THE INTENTION OF RALEIGH TO CLOSE THIS CONSENT SOLICITATION AT THE EARLIEST POSSIBLE TIME. THE EARLIEST TIME THAT THIS CONSENT SOLICITATION CAN BE CLOSED IS THAT DATE ON WHICH (1) THE UNREVOKED WRITTEN CONSENTS OF AT LEAST A MAJORITY OF THE UNITS OUTSTANDING HAVE BEEN RECEIVED BY RALEIGH AND (2) THE UNREVOKED WRITTEN CONSENTS HAVE BEEN DELIVERED TO THE SYNDICATOR GENERAL PARTNER. RALEIGH IS SEEKING, IF POSSIBLE, TO CLOSE THIS CONSENT SOLICITATION ON OR BEFORE __________, 1996.

REVOCATION OF WRITTEN CONSENTS

              A consent, signed, dated and mailed by an Investor may subsequently be revoked by written notice of revocation to the Partnership or to the person soliciting such consents (in this case, Raleigh). A revocation may be in any written form validly signed by the record holder as long as it clearly states that such holder's consent previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. To be effective, an Investor's written notice of revocation of his or her previously executed and delivered consent must be delivered prior to the time that the requisite number of singed unrevoked consent cards have been delivered to the Partnership as set forth above. The revocation may be delivered to either Raleigh, c/o The Herman Group, Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201-9821, or any address provided by the Partnership. RALEIGH REQUESTS THAT, IF A REVOCATION IS DELIVERED TO THE PARTNERSHIP, A PHOTOSTATIC OR OTHER LEGIBLE COPY OF THE REVOCATION ALSO BE DELIVERED TO RALEIGH, C/O THE HERMAN GROUP, INC., AT 2121 SAN JACINTO STREET, 26TH FLOOR, DALLAS, TEXAS 75201-9821. IN THIS MANNER, RALEIGH WILL BE AWARE OF ALL REVOCATIONS AND CAN MORE ACCURATELY DETERMINE IF AND WHEN THE PROPOSAL HAS RECEIVED THE REQUIRED APPROVAL.

              If an Investor signs, dates and mails a GREEN consent card to Raleigh, and thereafter, on one or more occasions dates, signs and mails a later-dated GREEN consent card, the latest-dated consent is controlling as to the instructions indicated therein and supersedes such Investor's prior consent as embodied in any previously submitted GREEN consent cards; provided, however, that any such later-dated GREEN consent card will be inoperative and of no effect if it is received after the date during the consent solicitation period on which consents become effective.

REQUIRED INVESTOR CONSENT

              Adoption of the Proposal requires the unrevoked, written consent of Investors owning of record at least a majority of the Units outstanding. According to the Partnership's Form 10-Q for the six months ended June 30, 1996, the Partnership has 404,000 Units outstanding. For approval of the Proposal, Raleigh believes that valid and unrevoked consents must be obtained from the holders of at least 202,001 Units.

              An Investor in favor of executing a written consent to the Proposal should mark the "FOR" box on the enclosed GREEN consent card, date and sign the GREEN consent card and mail it to Raleigh, c/o The Herman Group, Inc., in the enclosed postage-prepaid self-addressed envelope.

              IF A GREEN CONSENT CARD IS EXECUTED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A WRITTEN CONSENT FOR THE PROPOSAL.

              If the Partnership chooses to oppose Raleigh's Consent Solicitation and if, in such instance, you sign a consent revocation card sent to you by the Partnership, you may override that revocation by signing, dating and mailing to Raleigh, c/o The Herman Group, Inc., at the address set forth on the back cover, a subsequently signed and dated GREEN consent card.

              ONLY HOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON THE CONSENT RECORD DATE WILL BE ENTITLED TO ACT BY WRITTEN CONSENT. IF YOU ACQUIRED UNITS AFTER THE CONSENT RECORD DATE WITHOUT A PROXY, YOU MAY NOT ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH UNITS. AN INVESTOR OF RECORD ON THE CONSENT RECORD DATE WILL

RETAIN THE RIGHT TO EXERCISE A CONSENT IN CONNECTION WITH ANY CONSENT SOLICITATION EVEN IF SUCH INVESTOR SELLS SUCH UNITS AFTER THE CONSENT RECORD DATE, UNLESS SUCH INVESTOR FURNISHES A PROXY TO VOTE SUCH UNITS TO THE PURCHASER OF SUCH UNITS. RALEIGH INTENDS TO VOTE ALL UNITS IT BENEFICIALLY OWNS AS OF THE DATE HEREOF AND ALL UNITS IT ACQUIRES IN ITS CURRENT TENDER OFFER FOR THE PROPOSAL PURSUANT TO PROXIES FURNISHED BY TENDERING INVESTORS.

              Each Unit entitles the Investor thereof to one vote with respect to the written consent solicited hereby. Only Investors of Units of record may consent to the Proposal. IF YOUR UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY SUCH INSTITUTION CAN SIGN A WRITTEN CONSENT WITH RESPECT TO YOUR UNITS AND CAN DO SO ONLY AT YOUR DIRECTION. ACCORDINGLY, IF YOUR UNITS ARE SO HELD, PLEASE CONTACT YOUR ACCOUNT REPRESENTATIVE AND GIVE INSTRUCTIONS TO HAVE A GREEN CONSENT CARD EXECUTED WITH RESPECT TO YOUR UNITS.

              BECAUSE APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE CONSENT OF INVESTORS OWNING OF RECORD AT LEAST A MAJORITY OF THE UNITS OUTSTANDING, ABSTENTIONS AND "BROKER" NON-VOTES WILL HAVE THE EFFECT OF VOTES AGAINST THE PROPOSAL. RALEIGH STRONGLY URGES THAT INVESTORS EXECUTE A GREEN CONSENT CARD FOR THE PROPOSAL. INVESTORS SHOULD EXECUTE A GREEN CONSENT CARD WHETHER OR NOT THEY TENDER ANY UNITS IN THE RALEIGH TENDER OFFER.

AMENDMENT AND TERMINATION

       Raleigh reserves the right for any reason whatsoever (1) to terminate this Consent Solicitation at any time by giving oral or written notice of such termination to The Herman Group, Inc., (2) to extend this Consent Solicitation beyond the then current expiration date and (3) at any time, to modify the terms of this Consent Solicitation in any manner it deems necessary or advisable. If Raleigh makes a material change in the terms of this Consent Solicitation or in the information concerning this Consent Solicitation, Raleigh will disseminate additional consent solicitation materials and will extend this Consent Solicitation to the extent required by law.


                  SOLICITATION EXPENSES AND RELATED MATTERS

       All expenses of this Consent Solicitation, including the cost of preparing and mailing this Consent Solicitation and legal fees incurred by Raleigh in connection with the preparation of this Consent Solicitation will be paid by Raleigh and will not be reimbursed by the Partnership. To date, the costs have been approximately $100,000, and Raleigh estimates that it will incur additional costs of approximately $300,000. In addition to solicitation by use of the mails, consents may be solicited by agents of Raleigh in person or by telephone, telegram or other means of communication. Such agents may have a variety of relationships with Raleigh, and so may receive varying compensation for their efforts. In addition, Raleigh has retained the services of The Herman Group, Inc., an outside solicitation firm, to aid in the solicitation of consents for an aggregate fee of $50,000 (which amount is included in the above estimate) plus out-of-pocket expenses, which fee and expenses are payable without regard to how an Investor votes. Arrangements may also be made with custodians, nominees and fiduciaries for forwarding of consent solicitation materials to the beneficial owner of the Units, and Raleigh may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                ----------------------------------------------

       For additional information, please contact The Herman Group, Inc. by mail at 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201-9821, or toll-free at (800) 992-6146.


                                                 RALEIGH CAPITAL ASSOCIATES L.P.
                                                        October __, 1996

                                  SCHEDULE I

          GENERAL PARTNERS OF RALEIGH AND RALEIGH REALTY MANAGEMENT

       RALEIGH GP CORP.

       Raleigh GP Corp. is a Delaware corporation which is ultimately controlled by Apollo Real Estate Capital Advisors II, Inc. ("Advisors"), as general partner of Apollo Real Estate Advisors II, L.P. ("AREA II"), the general partner of Apollo Real Estate Investment Fund II, L.P., a recently formed private real estate investment fund and the sole shareholder of Raleigh GP Corp. Since its inception, the directors of Advisors have been Leon D. Black and John J. Hannan who were founding principals of Apollo Advisors, L.P., the respective managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and, together with William L. Mack, of Apollo Real Estate Advisors, L.P. ("AREA") and AREA II, the respective managing general partners of Apollo Real Estate Investment Fund, L.P. and Apollo Real Estate Investment Fund II, L.P. Mr. Mack has been the President and Managing Partner of the Mack Organization, a national owner and developer of and investor in office and industrial buildings as well as other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States since 1963. The business address for Messrs. Black, Hannan and Mack is 1301 Avenue of the Americas, New York, New York 10019.

       Set forth below is certain information concerning the executive officers and directors of Raleigh GP Corp.

              MICHAEL L. ASHNER.   Mr. Ashner has been President of Raleigh GP
       Corp. since June 1996. Since January 1996, Mr. Ashner has also been President and Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("Winthrop"), which is engaged in the real estate investment business. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-Chairman of National Property Investors, Inc., a privately held real estate investment firm ("NPI"). Since 1981, Mr. Ashner has also served as President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships. Mr. Ashner has substantial investments and manages numerous partnerships and corporations which own real estate investments. Mr. Ashner's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

              PETER BRAVERMAN.   Mr. Braverman has been an officer of Raleigh
       GP Corp. since June 1996. Since January 1996, Mr. Braverman has been a Senior Vice President of Winthrop. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm. Mr. Braverman's business address is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

              LEE S. NEIBART.   Mr. Neibart has been an officer of Raleigh GP
       Corp since June 1996 and an officer of Advisors since its inception. Since 1993, Mr. Neibart has been associated with AREA and since May 1996 with Apollo Real Estate Advisors II, L.P. ("AREA II") which respectively act as managing general partner of Apollo Real Estate Investment Fund, L.P. ("Apollo I") and Apollo Real Estate Investment Fund II, L.P. ("Apollo II", and together with Apollo I, the "Apollo Funds"). The Apollo Funds are private real estate investment funds formed to invest in direct and indirect real property interests, including direct property investments and public and private debt and equity securities. From prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development and management firm based in Westchester County, New York. Mr. Neibart received his MBA degree from New York University. Mr. Neibart is also a director of Capital Apartment Properties, Inc., Roland International, Inc. and a past President of the NAIOP in New York. Mr. Neibart's business address is 1301 Avenue of the Americas, New York, New York 10019.

              W. EDWARD SCHEETZ.   Mr. Scheetz has been an officer and a
       director of Raleigh GP Corp. since June 1996 and an officer of Advisors since its inception. Since 1993, Mr. Scheetz has been a principal of AREA and since May 1996 of AREA II which respectively act as managing general partner of Apollo I and Apollo II. From prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate investment firm. Mr. Scheetz is also a director of Capital Apartment Properties, Inc., Roland International, Inc., Koll Management Services, Inc. and Western Pacific Housing Corp. Mr. Scheetz' business address is 1301 Avenue of the Americas, New York, New York 10019.

              MICHAEL D. WEINER.   Mr. Weiner has been an officer and a
       director of Raleigh GP Corp. since June 1996 and an officer of Advisors since its inception. Since 1993, Mr. Weiner has been associated with AREA and since May 1996 with AREA II which respectively act as managing general partner of Apollo I and Apollo II. In addition, since 1992, Mr. Weiner has been associated with Apollo Advisors, L.P., which, together with an affiliate, serves as the managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds. From prior to 1992, Mr. Weiner was a partner of the national law firm of Morgan, Lewis & Bockius. Mr. Weiner is also a director of Applause, Inc., Capital Apartment Properties, Inc., Continental Graphics Holdings, Inc., Converse, Inc., The Florsheim Shoe Company, Inc. and Furniture Brands International, Inc. Mr. Weiner's business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6048.


       ROCKLAND PARTNERS, INC.

       Rockland is a Delaware corporation which is wholly-owned by Tiger/Westbrook Real Estate Fund, L.P. ("TREF"), a Delaware limited partnership and a private real estate investment fund, Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. ("TRECIP"), a Delaware limited partnership and a private real estate investment fund, and Lennar. The sole general partner of each of TREF and TRECIP is Tiger/Westbrook Real Estate Partners Management, L.L.C., a Delaware limited liability company ("TREPM"). The sole managing member of TREPM is Westbrook Real Estate Partners, L.L.C., a Delaware limited liability company ("WREP"). Since its inception, the members of WREP have been Paul D. Kazilionis and William H. Walton III. The principal business address of TREF, TRECIP, TREPM and WREP is 599 Lexington Avenue, Suite 3800, New York, New York 10022. Lennar is a national full-service real estate company with a principal business address at 700 Northwest 107th Avenue, Miami, Florida
33172.

       Set forth below is certain information concerning the directors and executive officers of Rockland.

              PAUL D. KAZILIONIS. Mr. Kazilionis has been an executive officer and director of Rockland since its formation and is presently a member of the Executive Committee of Rockland. In December, 1994, Mr. Kazilionis co-founded Tiger Real Estate Fund, L.P. and has served as managing member of the managing member of its general partner since inception. In June 1996, Tiger Real Estate Fund, L.P. changed its name to Tiger/Westbrook Real Estate Fund, L.P. ("TREF"). Prior to co-founding TREF, Mr. Kazilionis was a Managing Director of Morgan Stanley Realty and President of the general partner of The Morgan Stanley Real Estate Fund, L.P. responsible for Morgan Stanley's principal investing in real estate. Mr. Kazilionis joined Morgan Stanley Realty in 1982. Mr. Kazilionis' business address is 284 South Beach Road, Hobe Sound, Florida 33455.

              WILLIAM H. WALTON, III. Mr. Walton has been an executive officer and director of Rockland since its formation. In December 1994, Mr. Walton co-founded TREF and has served as managing member of the managing member of its general partner since inception. Prior to co-founding TREF, Mr. Walton was a Managing Director of Morgan Stanley Realty. Mr. Walton joined Morgan Stanley Realty in 1979. Mr. Walton's business address is 599 Lexington Avenue, Suite 3800, New York, New York 10022.

              JEFFREY M. KAPLAN.   Mr. Kaplan has been an executive officer of
       Rockland since its formation. Since December 1994, Mr. Kaplan has been associated with TREF. Prior to joining TREF, Mr. Kaplan spent seven years at Morgan Stanley & Co., serving most recently as Director of Acquisitions for The Morgan Stanley Real Estate Fund, L.P. Mr. Kaplan's business address is 599 Lexington Avenue, Suite 3800, New York, New York 10022.

              JONATHAN H. PAUL.    Mr. Paul has been an executive officer and
       director of Rockland since its formation. Since December 1994, Mr. Paul has been associated with TREF. Prior to joining TREF, Mr. Paul spent almost six years at Morgan Stanley & Co. in the real estate and corporate finance areas, including three years with The Morgan Stanley Real Estate Fund, L.P. Mr. Paul's business address is 599 Lexington Avenue, Suite 3800, New York, New York 10022.

              RACHEL V. BRANNAN.   Ms. Brannan has been an executive officer
       and director of Rockland since its formation. Since December 1994, Ms. Brannan has been associated with TREF. Prior to joining TREF, Ms. Brannan worked at Morgan Stanley & Co. for almost seven years, including four years at Morgan Stanley Realty. Ms. Brannan's business address is 599 Lexington Avenue, Suite 3800, New York, New York 10022.

              PATRICK K. FOX.      Mr. Fox has been an executive officer of
       Rockland since its formation. Since February 1996, Mr. Fox has been associated with TREF. Prior to joining TREF, Mr. Fox was a partner at the law firm of Jones, Day, Reavis and Pogue. Mr. Fox joined Jones, Day in 1983. Mr. Fox's business address is 13155 Noel Road, Suite 2300, Dallas, Texas 75240.

              STUART A. MILLER.    Mr. Miller is an executive officer and
       member of the Executive Committee of Rockland. Since 1985, Mr. Miller has served as a Vice President of Lennar Corporation and currently heads its Homebuilding and Investment Divisions. Mr. Miller's business address is 700 Northwest 107th Avenue, Miami, Florida 33172.


       ZEPHYR PARTNERS

       Zephyr Partners ("Zephyr") is a New York general partnership, the partners of which are GP Aeolus Inc., a Delaware corporation, and AREHGP INC.,
a Delaware corporation.   Carl C. Icahn is the controlling shareholder of both
GP Aeolus Inc. and American Property Investors Inc., the general partner of a limited partnership that owns all of the issued and outstanding stock of AREHGP INC. The principal business address of Zephyr, AREHGP INC. and GP Aeolus Inc. is 100 South Bedford Road, Mount Kisco, New York 10549.

       Set forth below is certain information concerning the directors and executive officers of GP Aeolus Inc., AREHGP INC. and American Property Investors Inc.

              CARL C. ICAHN.       Mr. Icahn has been Chairman of the Board of
       American Property Investors Inc. ("API") since November 15, 1990. He is also an executive officer of AREHGP INC. and is an executive officer and director of GP Aeolus Inc. Mr. Icahn is also President and a director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a Delaware corporation ("SHC"), and Chairman of the Board and a director of various of SHC's subsidiaries, including ACF Industries, Inc., a New Jersey corporation ("ACF"). SHC is primarily engaged in the business of holding, either directly or through subsidiaries, a majority of the common stock of ACF and its address is 100 South Bedford Road, Mount Kisco, New York 10549. Mr. Icahn has also been Chairman of the Board of Directors of ACF since October 29, 1984 and a director of ACF since June 29, 1984. ACF is a railroad freight and tank car leasing, sales and manufacturing company. He has also been Chairman of the Board of Directors and President of Icahn & Co., Inc. since 1968. Icahn & Co., Inc. is a registered broker-dealer and a member of the National Association of Securities Dealers. In 1979, Mr. Icahn acquired control and presently serves as Chairman of the Board of Directors of Bayswater Realty & Capital Corp., which is a real estate investment and development company ("Bayswater"). ACF, Icahn & Co., Inc. and Bayswater are deemed to be directly or indirectly owned and controlled by Carl C. Icahn. Mr. Icahn was Chief Executive Officer and Member of the Office of the Chairman of Trans World Airlines, Inc. ("TWA") from November 8, 1988 to January 8, 1993; Chairman of the Board of Directors of TWA from January 3, 1986 to January 8, 1993 and Director of TWA from September 27, 1985 to January 8, 1993. Mr. Icahn also has substantial equity interests in and controls various partnerships and corporations which invest in publicly traded securities. Mr. Icahn's business address is c/o Icahn Associates Corp., 114 West 47th Street, New York, New York 10036.

              ALFRED D. KINGSLEY.  Mr. Kingsley has served as a Director of
       API since November 15, 1990. He was also Vice Chairman of the Board of Directors of TWA from February 1, 1989 to January 8, 1993 and a member of the Office of the Chairman from November 8, 1988 to January, 1993. Mr. Kingsley was a director of TWA from September 27, 1985 to January 8, 1993. He also was a director and executive officer and Director of Research at Icahn & Co., Inc. and related entities from 1968 until December 1994. He also has been Vice Chairman of the Board of Directors of ACF since October 29, 1984 and a director of ACF since June 29, 1984. Mr. Kingsley has also been a Senior Managing Director of Greenway Partners, L.P. since May 1993, which invests in publicly traded securities. Mr. Kingsley's business address is 250 Park Avenue, New York, New York 10022.

              WILLIAM A. LEIDESDORF.  Mr. Leidesdorf has served as a
       Director of API since March 26, 1991. Since April 1995, Mr. Leidesdorf has acted as an independent real estate investment banker. From January 1, 1994 through April 1995, Mr. Leidesdorf was Managing Director of RFG Financial, Inc., a commercial mortgage company. From September 30, 1991 to December 31, 1993, Mr. Leidesdorf was Senior Vice President of Palmieri Asset Management Group. From May 1, 1990 to September 30, 1991, Mr. Leidesdorf was Senior Vice President of Lowe Associates, Inc., a real estate development company, where he was involved in the acquisition of real estate and the asset management workout and disposition of business areas. He also acted as the Northeast Regional Director for Lowe Associates, Inc. From June 1985 to January 30, 1990, Mr. Leidesdorf was Senior Vice President and stockholder of Eastdil Realty Inc., a real estate company, where he was involved in the asset management workout, disposition of business and financing areas. During the interim period from January 30, 1990 through May 1, 1990, Mr. Leidesdorf was an independent contractor for Eastdil Realty, Inc. on real estate matters. Mr. Leidesdorf's business address is c/o Richard Plehn, 122 East 42nd Street, Suite 2514, New York, New York 10168.

              JACK G. WASSERMAN.   Mr. Wasserman has served as a Director of
       API since December 3, 1993. Mr. Wasserman is an attorney and a member of the New York State Bar and has been with the New York based law firm of Wasserman, Schneider & Babb since 1966, where he is currently a senior partner. Mr. Wasserman's business address is 90 John Street, New York, New York 10038.

              JOHN P. SALDARELLI.  Mr. Saldarelli has served as Vice
       President, Secretary and Treasurer of API since March 18, 1991 and is an executive officer and director of AREHGP INC. Mr. Saldarelli was also President of Bayswater Realty Brokerage Corp. from June 1987 until November 19, 1993 and Vice President of Bayswater Realty & Capital Corp. from September 1979 until April 15, 1993, both of which are deemed to be directly or indirectly owned and controlled by Carl C. Icahn. Mr. Saldarelli's business address is 100 South Bedford Road, Mt. Kisco, New York 10549.

              EDWARD E. MATTNER.   Mr. Mattner is an executive officer of GP
       Aeolus Inc. He is a securities trader for various affiliates of Mr. Icahn. Mr. Mattner has served in this capacity since May 1976. Mr. Mattner's business address is c/o Icahn Associates Corp., 114 West 47th Street, New York, New York 10036.

                                                                      Appendix A
                           ARVIDA/JMB PARTNERS, L.P.

                                    CONSENT

       The undersigned, a holder of limited partnership interests and assignee interests therein (together, "Units") in Arvida/JMB Partners, L.P., a Delaware limited partnership (the "Partnership"), does hereby vote, with respect to all Units owned by the undersigned, as follows:



       [ ]    FOR                 [ ]   AGAINST               [ ]    ABSTAIN



       APPROVAL of the Proposal more particularly described in the Consent Statement accompanying this Consent (the "Consent Statement"), dated October __, 1996, receipt of which is hereby acknowledged, to remove Arvida/JMB Managers, Inc., as general partner of the Partnership, and appoint, effective simultaneously with such removal of Arvida/JMB Managers, Inc., Raleigh Realty Management L.P., a Delaware limited partnership, as general partner of the Partnership, and continuation of the business of the Partnership by Raleigh Realty Management L.P. as a remaining general partner of the Partnership, without dissolution.


       THIS CONSENT IS SOLICITED BY RALEIGH CAPITAL ASSOCIATES, L.P. WHEN THIS CONSENT CARD IS PROPERLY EXECUTED, THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE ON THIS CONSENT CARD, THE UNITS REPRESENTED HEREBY WILL BE VOTED FOR THE PROPOSAL.


                                  Dated:                                              , 1996
                                        ----------------------------------------------


                                  ----------------------------------------------------------


                                  ----------------------------------------------------------
                                                      Signature


                                  ----------------------------------------------------------
                                                  Signature (if held jointly)


                                  ----------------------------------------------------------
                                                         Title

                                  ----------------------------------------------------------
                                  Please sign exactly as name appears hereon.  When Units are held by joint tenants, both should sign.  When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

       PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY USING THE
ENCLOSED PRE-PAID ENVELOPE TO:   The Herman Group, Inc., 2121 San Jacinto
Street, 26th Floor, Dallas Texas 75201-9821. If you have any questions, please call The Herman Group, Inc. toll-free at (800) 992-6146.